Exhibit 99.1

GSV Capital Corp. Announces the Appointment of Ronnie Lott and Brad Koenig to GSV Capital’s Board of Directors and the retirement of Bill Campbell as a Director

WOODSIDE, Calif., February 17, 2015 (GLOBE NEWSWIRE) — GSV Capital Corp., ("GSV"), (Nasdaq:GSVC), today announced that Ronnie M. Lott and Bradford C. Koenig have been elected to GSV Capital’s Board of Directors, and William V. Campbell is retiring from the Board.

Ronnie Lott has been a leader in the Silicon Valley business and philanthropic community for over two decades following a distinguished 14-year Hall of Fame career in the National Football League.

In 1999, Mr. Lott co-founded HRJ Capital with Joe Montana and Harris Barton, which managed over $2 billion of venture and private equity fund-of-fund assets. HRJ was sold in 2009 to Capital Dynamics. Mr. Lott also owns a Toyota dealership in the Bay Area. Mr. Lott is on the Board of Directors for the National Football Foundation College Hall of Fame and Springleaf, a NYSE company with an approximate $4 billion market cap.

Mr. Lott is a distinguished philanthropist, mentor and role model deeply committed to fighting poverty and serving families and children in need. In 1989, he founded All Stars Helping Kids, which has raised more than $20 million to support disadvantaged youth in the San Francisco Bay Area and throughout the nation.

"We are thrilled to add Ronnie to our Board of Directors," said Michael Moe, GSV Capital’s Chairman and CEO. "He’s been a winner on and off the field and accordingly has earned enormous respect in Silicon Valley. It’s the combination of discipline, focus and leadership that makes Ronnie ideally qualified to join our board and work on behalf of our shareholders."

Brad Koenig is the Chief Executive Officer and co-Founder of FoodyDirect.com, Inc., an online specialty foods marketplace. He previously was a Partner at Goldman Sachs where he served as the Global Head of the Technology, Media and Telecommunications Group. In this capacity, Mr. Koenig worked with many of the leading technology and media companies as a financial and strategic advisor.

“Brad is a terrific addition to our Board, providing insight and perspective honed through his experience in working with many prolific entrepreneurs and game-changing companies,“ commented Moe. “Brad has a tremendous network of technology entrepreneurs and Venture Capitalists in Silicon Valley, as well as the Global Silicon Valley.”

Bill Campbell has been an instrumental advisor and director to GSV Capital. “Bill’s insight, perspective and judgment are truly extraordinary. I personally owe Bill a huge debt of gratitude and am delighted that he will work with us informally, as an advisor, as we move ahead. I want to personally thank Bill for his mentorship, leadership and friendship,” commented Moe.

GSV Capital Corp.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

www.gsvcap.com

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Contact

William Tanona

Chief Financial Officer

wtanona@gsvam.com

650-235-4769